Filed pursuant to Rule 424(b)(3)
SEC Registration No. 333-143840

TOUCHMARK BANCSHARES, INC.

(Formerly Touchstone Bancshares, Inc.)

OFFERING OF A MINIMUM OF 3,125,000 AND A

MAXIMUM OF 4,156,250 SHARES OF COMMON STOCK

SUPPLEMENT NO. 2 TO PROSPECTUS

DATED AUGUST 31, 2007

This document supplements our prospectus, dated August 31, 2007 (the “Prospectus”), as supplemented by Supplement No. 1 dated October 31, 2007, pursuant to which we are offering a minimum of 3,125,000 shares and a maximum of 4,156,250 shares of our common stock at $10.00 per share.

Extension of the Offering

The offering was originally scheduled to expire on October 31, 2007, subject to our right to extend the offering for one or more periods up to March 31, 2008. We extended the offering through December 15, 2007 pursuant to Supplement No. 1. We have decided to extend the offering through March 31, 2008, subject to our right to terminate the offering earlier.

Change of Name

The Prospectus refers to us as Touchstone Bancshares, Inc.; however, on November 14, 2007, our board of directors unanimously approved by resolution Articles of Amendment to our Articles of Incorporation providing for the change of our name to Touchmark Bancshares, Inc. Those Articles of Amendment were filed with the Secretary of State of Georgia on December 10, 2007 and became effective as of that date. In addition, Touchstone National Bank, our proposed national bank subsidiary, will now become Touchmark National Bank.

Subscriptions to Date

As of the date set forth below in this Supplement No. 2, we have received subscriptions for 2,702,150 shares and subscription proceeds totaling $27,021,500. We have not obtained the required minimum amount of subscription proceeds nor received the final regulatory approvals which will permit us to break escrow and begin banking operations.

This Supplement No. 2 is not a summary of the information in the Prospectus, and it may not be used except in conjunction with the Prospectus.

TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO OUR COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS, SUPPLEMENT NO. 1, AND THIS SUPPLEMENT NO. 2 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

The date of this Supplement No. 2 is December 14, 2007.